Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	*090203*

Certificate of Amendment	Filed in the office of	Document Number
(PURSUANT TO NRS 78.385 AND 78.390)		20140822494-96
Filing Date and Time
	Ross Miller	12/23/2014 3:48 PM
	Secretary of State	Entity Number
	State of Nevada	E0523602013-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

Bling Marketing, Inc.

2.   The articles have been amended as follows: (provide article numbers, if available)

Article Third of the Articles of Incorporation have been amended in its entirety to read as attached on Exhibit A hereto.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:            95%

4. Effective date and time of filling: (optional)                Date:                                     Time:

(must not be later than 90 days after the certificate is filed)

5.  Signature: (required)

X
Signature of Officer

*If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After

EXHIBIT A

to

Certificate of Amendment to Articles of Incorporation

of

Bling Marketing, Inc.

Article Third has been amended to read, in its entirety, as follows:

The corporation is authorized to issue two classes of stock, the first designated as Common Stock and the other designated as Preferred Stock. The total number of shares of Common Stock which the corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares with a $0.0001 par value from time to time in one or more series, the number of shares, the designation and the rights, preferences, privileges and restrictions of which, within any limits and restrictions herein stated, shall be fixed and determined, for any wholly unissued series of capital stock authorized herein, by the Board of Directors. The Board of Directors within the limits and restrictions stated herein and in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series. In all matters that may become before the Corporation’s shareholders, each share of Common Stock shall entitle its holder to one vote.

The total number of shares of Preferred Stock which the Corporation is authorized to issue is TWENTY FIVE MILLION (25,000,000) shares. The Board of Directors is expressly authorized, without the need for stockholder approval, to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the NRS, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.